Exhibit 19

POLICY ON INSIDER TRADING

1.Purpose. This Policy on Insider Trading, including Exhibit A hereto (the “Policy”), has been adopted by C&F Financial Corporation (together with its subsidiaries, the “Company”) to promote compliance with applicable U.S. federal and state securities laws that prohibit trading on the basis of material non-public (or “inside”) information. Violations of applicable insider trading laws, inadvertent or otherwise, can result in severe civil and criminal penalties for the culpable individuals, Company management and the Company itself. Such violations can also severely damage the Company’s reputation for integrity and professionalism. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct. This Policy is to be followed to prevent both intentional and unintentional acts of prohibited insider trading and acts that facilitate such trading.
2.Scope of Persons Subject to the Policy. This Policy applies to all members of the Board of Directors (“directors”) and employees of the Company and its subsidiaries (“Covered Persons”), and the Company does not intend for anything in this Policy to supersede or alter the Company’s Code of Business Conduct and Ethics prohibiting insider trading. The restrictions applicable to Covered Persons are also applicable to family members who reside in the household of a Covered Person, anyone else who resides in the household of a Covered Person and any family members who do not reside in the household of a Covered Person but whose transactions in Company securities are directed by a Covered Person or who are subject to a Covered Person’s influence or control (such as parents or children who consult with a Covered Person before they engage in any transaction in the Company’s securities) (collectively referred to as “Related Persons”). The restrictions applicable to Covered Persons are also applicable to any entities that are influenced or controlled by a Covered Person, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Covered Persons are responsible for communicating the requirements of this Policy to Related Persons and Controlled Entities and ensuring that they adhere to this Policy. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information.
3.Scope of Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities, including the Company’s common stock or any other types of securities that the Company may issue from time to time, including (but not limited to) preferred stock, notes, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the terms “transaction” and “trade” include any transaction in the Company’s securities, including purchases, sales and gifts.
4.Trading Prohibition. Any Covered Person who is aware of any material non-public information regarding the Company shall not trade directly or indirectly in or gift the securities of the Company, or disclose such information to other persons likely to trade in such securities (a practice known as “tipping”). This trading prohibition applies until the information becomes public or is no longer material. Covered Persons must also refrain from recommending the purchase or sale of the Company’s securities while in possession of material non-public information, and from knowingly assisting anyone who is engaged in any of the activities prohibited by this Policy.

In addition, it is the policy of the Company that a Covered Person (or any other person that the Company determines is subject to this Policy) who, in the course of working for the Company, learns of material non-public information about another company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is a potential party to a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

It is also the policy of the Company that the Company will not engage in transactions in the Company’s securities while aware of material non-public information relating to the Company or the Company’s securities.

“Material information” is information that a reasonable investor would consider important in making an investment decision. To meet this requirement, there must be a substantial likelihood that a fact would be viewed by a reasonable investor as having significantly altered the total mix of information available. The following is a non-exclusive list of the types of information or events that are likely to be considered material:

●earnings information;
●mergers, acquisitions, tender offers, joint ventures or changes in assets;
●new products or services, or developments regarding customers or suppliers;
●changes in control or in senior management;
●change in auditors or auditor notification that the Company may no longer rely on the auditor’s audit reports;
●events regarding the Company’s securities (e.g., repurchase plans, stock splits or changes in dividends, public or private sales of additional securities by the Company);
●changes in corporate strategy, financing developments, or accounting or financial reporting methods or measurements;
●a significant cybersecurity incident;
●significant related party transactions;
●asset quality issues;
●regulatory developments or enforcement actions;
●pending or threatened significant litigation, or changes in the expected outcome or resolution of such litigation; and
●bankruptcies or receiverships or the existence of severe liquidity problems.

“Non-public (or “inside”) information” is information that has not been disclosed in a manner making it available to investors generally. Information should be regarded as non-public until it has been disseminated widely to the investing public (e.g., through a press release calculated to reach the marketplace) for at least two full trading days prior to a contemplated securities transaction. Because these determinations are often challenged with the benefit of 20/20 hindsight, when in doubt, information should be presumed to be both non-public and material.

This Policy continues to apply to transactions in the Company’s securities even after termination of service or employment with the Company. If a Covered Person terminates service or employment with the Company and is aware of material non-public information, he or she may not engage in any transaction in the Company’s securities until that information has become public or is no longer material. The pre-clearance procedures applicable to Designated Individuals set forth in Exhibit A will cease to apply six months after the individual’s termination of service or employment. The quarterly blackout limitations applicable to Designated Individuals set forth in Exhibit A will cease to apply upon the expiration of any blackout period that is applicable to him or her at the time of termination of service or employment.

In addition, all Covered Persons must comply with the Company’s Regulation FD Policy.

5.Transactions Under Company Plans.

Restricted Stock Awards. The trading prohibitions and restrictions set forth in this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Stock Option Exercises. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a Covered Person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of the Company’s securities in Citizens and Farmers Bank’s 401(k) plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to such Covered Person’s payroll deduction. This Policy does apply, however, to certain elections a Covered Person may make under the 401(k) plan, including: (a) the initial election to participate in the plan for any enrollment period; (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company securities fund; (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company securities fund; (d) an election to borrow money against the plan account if the loan will result in a liquidation of some or all of the Company securities fund balance; and (e) an election to pre-pay a loan if the pre-payment will result in allocation of loan proceeds to the Company securities fund. It should be noted that sales of the Company’s securities from a 401(k) account are also subject to Rule 144, and therefore, affiliates should ensure that a Form 144 is filed when required.

Dividend Reinvestment Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of the Company’s securities under the Company’s dividend reinvestment plan, if any, or under a broker-provided dividend reinvestment plan resulting from reinvestment of dividends paid on the Company’s securities. This Policy does apply, however, to voluntary purchases of the Company’s securities resulting from additional contributions a Covered Person chooses to make to the dividend reinvestment plan, and to a Covered Person’s election to participate in the plan or increase the level of participation in the plan. This Policy also applies to a Covered Person’s sale of any of the Company’s securities purchased pursuant to the plan.

6.Rule 10b5-1 Trading Plans. Rule 10b5-1 trading plans assist insiders of public companies in carrying out transactions in the Company’s securities with reduced risk of violating insider trading laws. Any Covered Person who wishes to implement or modify a Rule 10b5-1 trading plan must pre-clear the plan or amendment with the securities compliance officer at least one week prior to entering into or amending the plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 trading plan will be required. A Rule 10b5-1 trading plan must comply with all SEC requirements. In addition, a Covered Person may not enter into a Rule 10b5-1 trading plan during a quarterly or event-specific blackout period if applicable to such Covered Person.

A director or executive officer (“Executive Officer”) as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) who terminates a Rule 10b5-1 trading plan must notify the securities compliance officer of such termination no later than the date the Rule 10b5-1 trading plan terminates.

Any transactions conducted pursuant to a Rule 10b5-1 trading plan by a director, Executive Officer and any other individual subject to Section 16 of the Exchange Act (“Section 16”) must comply with the reporting requirements set forth in Section 16 and the short-swing liability rules under the Exchange Act.

7.Suspension of Trading Activity. In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose an event-specific blackout period during which some or all Covered Persons, their Related Persons and their Controlled Entities may not conduct any transactions involving the Company’s securities. Imposition of a trading blackout is itself material non-public information and must be kept confidential; provided, however, that Covered Persons are expected to disclose the existence of a blackout period to their Related Persons and Controlled Entities for the sole purpose of ensuring compliance with this Policy.

Even outside of an event-specific blackout period, Covered Persons, their Related Persons and their Controlled Entities are prohibited from trading in the Company’s securities while in possession of material non-public information.

An event-specific blackout period does not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans,” and transactions conducted pursuant to approved Rule 10b5-1 plans, as described above under the heading “Rule 10b5-1 Trading Plans.”

8.Securities Compliance Officer. Administration of this Policy is the responsibility of the Chief Financial Officer, the Company’s designated securities compliance officer or, in the securities compliance officer’s absence, the Company’s general or other counsel. Questions regarding this Policy should be directed to the securities compliance officer.

9.Additional Procedures. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, the Company has established additional procedures for those persons who, because of the nature of their employment or position, are most likely to have access to material non-public information regarding the Company. These additional procedures are attached hereto as Exhibit A and are applicable only to those individuals described in those procedures.

10.Violations of the Policy Statement. Applicable federal laws impose severe monetary and criminal penalties for insider trading violations. Persons violating insider trading laws may be required to pay civil penalties up to three times the profit made or loss avoided and face private action for damages, as well as being subject to possible criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the insider trading laws may also be required to pay major civil or criminal penalties. In addition, the Company will subject Covered Persons who violate this Policy Statement to appropriate disciplinary action, which could include termination of employment, independent of any governmental action or penalty.

In all cases, the responsibility for determining whether a Covered Person is in possession of material non-public information rests with the individual, and any action on the part of the Company, securities compliance officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities law.

Each Covered Person is personally responsible for making sure that he or she complies with this Policy, and that any Related Person or Controlled Entity whose transactions are subject to this Policy also complies with this Policy.

11.Certification. On an annual basis, each Covered Person must certify, by signing and returning the attached certification, that he or she has read, understands and will abide by this Policy.

Approved this 16th day of December 2025

BOARD OF DIRECTORS

C&F FINANCIAL CORPORATION

Annual Certification

I have read the Company’s Policy on Insider Trading, understand the applicability of the Policy to me, my Related Persons (as defined in the Policy) and my Controlled Entities (as defined in the Policy), and agree to abide by the Policy Statement. I understand that my failure to comply with the Policy may be a basis for termination of my employment or other service relationship with the Company.

DateSignature

Name (Printed)

Exhibit A

Special Restrictions on Transactions in

C&F Financial Corporation

Securities by Designated Individuals

1.Notice and Pre-clearance of Transactions. Directors, Executive Officers and certain other individuals designated by the securities compliance officer, such persons’ Related Persons and such persons’ Controlled Entities (collectively, “Designated Individuals”) may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction. A request for pre-clearance should be submitted to the securities compliance officer, or in the case of the securities compliance officer, to the Company’s Chief Executive Officer, at least three business days in advance of the proposed transaction. The securities compliance officer or Chief Executive Officer, as appropriate, is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a Designated Individual seeks pre-clearance and permission to engage in the transaction is denied, then such Designated Individual should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction. Even if pre-clearance is received for a transaction, the responsibility for determining whether a Designated Individual possesses material non-public information rests with that individual. Designated Individuals will be notified by the securities compliance officer that they are subject to these pre-clearance restrictions.

No director, Executive Officer or any other individual subject to Section 16 shall effect a transaction in the Company’s securities unless such individual has provided for a Form 144 and a Form 4 to be prepared and timely field in connection with such transaction or has confirmed with the securities compliance officer that no Form 4 is required for such transaction.

2.Quarterly Blackout Periods. Designated Individuals generally will not be permitted to conduct any transactions involving the Company’s securities during the period beginning after the 15th day of the last month of each fiscal quarter of the Company and ending two full trading days after the Company’s public earnings release for such quarter. Designated Individuals will be notified by the securities compliance officer that they are subject to these quarterly blackout periods.

Even outside of a quarterly blackout period, Designated Individuals (and all other Company employees) are prohibited from trading in the Company’s securities while in possession of material non-public information.

3.Exceptions. The quarterly blackout periods and pre-clearance procedures do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans,” and transactions conducted pursuant to approved Rule 10b5-1 plans, as described above under the heading “Rule 10b5-1 Trading Plans.”

4.Prohibited Transactions for Directors and Executive Officers subject to Section 16. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if directors and Executive Officers engage in certain types of transactions. Therefore, it is the Company’s policy that directors and Executive Officers may not engage in any of the following transactions:

Short-Term Trading. A director or Executive Officer who purchases the Company’s securities in the open market may not sell any of the Company’s securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Directors and Executive Officers may not engage in short sales of the Company’s securities (i.e., the sale of a security that the seller does not own).

Publicly-Traded Options. Directors and Executive Officers may not engage in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market.

Hedging Transactions. Directors and Executive Officers may not engage in hedging transactions involving the Company’s securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Margin Accounts and Pledged Securities. Directors and Executive Officers may not hold the Company’s securities in a margin account or otherwise pledge the Company’s securities as collateral for a loan.

5.Section 16 Reporting Requirements. Directors, Executive Officers and any other individuals subject to Section 16 must also comply with the reporting obligations set forth in Section 16. The reporting obligations set forth in Section 16 are the personal obligations of the individual director, Executive Officer or any other individual subject to Section 16. It is the Company’s policy to provide assistance with these reporting obligations through the securities compliance officer.